Exhibit 4.1

PENTAIR FINANCE S.À R.L.,
(formerly known as PENTAIR FINANCE S.A.)
as Issuer
AND
PENTAIR PLC,
as Successor Parent Guarantor

AND

PENTAIR INVESTMENTS SWITZERLAND GMBH,
as Guarantor
AND
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee

EIGHTH SUPPLEMENTAL INDENTURE
Dated as of June 22, 2020

THIS EIGHTH SUPPLEMENTAL INDENTURE is dated as of June 22, 2020, among PENTAIR FINANCE S.À R.L. (formerly known as PENTAIR FINANCE S.A.), a Luxembourg private limited liability company (société à responsabilité limitée) with a registered office at 26, boulevard Royal, L-2449 Luxembourg, Luxembourg and registered with the Luxembourg Trade and Companies Register under number B 166305 (the “Company”), PENTAIR PLC, an Irish public limited company (“Successor Parent Guarantor”), PENTAIR INVESTMENTS SWITZERLAND GMBH, a Switzerland limited liability company (“SwissCo”; together with Successor Parent Guarantor, the “Guarantors” and each a “Guarantor”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”).
RECITALS
A.    The Company, Pentair Ltd. (“Initial Parent Guarantor”), as predecessor to Successor Parent Guarantor, and the Trustee have heretofore executed and delivered an Indenture, dated as of September 24, 2012 (the “Base Indenture” and, as modified by supplemental indentures from time to time, the “Indenture”), providing for the issuance by the Company from time to time of its debt securities to be issued in one or more series, including (i) a series of 3.150% Senior Notes due 2022 issued under a Second Supplemental Indenture dated as of September 24, 2012, and (ii) a series of 5.000% Senior Notes due 2021 issued under a Fifth Supplemental Indenture dated as of December 18, 2012.
B.    Pursuant to that certain Sixth Supplemental Indenture, dated as of May 20, 2014 (the “Sixth Supplemental Indenture”), among the Company, Initial Parent Guarantor, Successor Parent Guarantor, SwissCo and the Trustee, Successor Parent Guarantor assumed Initial Parent Guarantor’s obligations as a guarantor and SwissCo was added as an additional guarantor of the Company’s obligations as provided in Article XV of the Base Indenture.
C.    Successor Parent Guarantor and SwissCo intend to effectuate the following series of transactions in connection with a corporate restructuring: (i) SwissCo would sell, transfer or otherwise dispose of all or substantially all of its assets to Successor Parent Guarantor (the “Asset Divestiture”); (ii) Successor Parent Guarantor would assume SwissCo’s obligations in respect of its Guarantee as contemplated herein; and (iii) SwissCo may subsequently liquidate or dissolve.
D.    The Indenture does not restrict (and therefore permits) the Asset Divestiture and ancillary transactions, Section 10.02 of the Base Indenture (which is applicable to SwissCo pursuant to Section 4 of the Sixth Supplemental Indenture, which provides that SwissCo agreed to be bound by all applicable provisions of the Base Indenture and perform all of the obligations and agreements of a guarantor under the Base Indenture) provides that, as a result of the Asset Divestiture, SwissCo shall be discharged from its obligations and covenants under the Indenture, the Securities and its Guarantee and permits the subsequent liquidation and dissolution of SwissCo, and Section 15.03 of the Base Indenture permits the release of SwissCo’s obligations in respect of its Guarantee.
E.    Pursuant to Section 9.01(h) of the Base Indenture, the parties hereto are authorized and permitted to execute and deliver this Eighth Supplemental Indenture.

F.     This Supplemental Indenture shall not result in a material modification of the Notes for purposes of compliance with the Foreign Account Tax Compliance Act (or FATCA).
G.    Pursuant to Section 9.05 of the Base Indenture, the Company (i) hereby requests the Trustee to execute this Eighth Supplemental Indenture and (ii) hereby provides the Trustee with a copy of the Board Resolutions authorizing the execution of this Eighth Supplemental Indenture attached hereto as Exhibit A.
NOW, THEREFORE, for and in consideration of the foregoing premises, the parties hereto mutually covenant and agree as follows:
ARTICLE I
Section 1.1     Assumption of Guarantee by Parent; Release of SwissCo’s Obligations.
Effective as of the consummation of the Asset Divestiture:
(a) Successor Parent Guarantor (i) expressly assumes all of SwissCo’s obligations under its Guarantee and the due and punctual performance and observance of all of the other covenants and agreements of the Indenture to be performed or observed by SwissCo; and (ii) shall succeed to, and be substituted for, SwissCo, and may exercise every right and power of SwissCo, under the Indenture with the same effect as if Successor Parent Guarantor had been named as SwissCo under the Indenture; and
(b) all obligations and covenants of SwissCo under its Guarantee shall be automatically terminated, discharged and released and of no further force and effect.
ARTICLE II

MISCELLANEOUS
Section 2.1     Definitions.
Capitalized terms used but not defined in this Eighth Supplemental Indenture shall have the meanings ascribed thereto in the Base Indenture.
Section 2.2     Confirmation of Indenture.
The Base Indenture, as supplemented and amended by this Eighth Supplemental Indenture, is in all respects ratified and confirmed, and the Base Indenture, this Eighth Supplemental Indenture and all indentures supplemental thereto shall be read, taken and construed as one and the same instrument.
Section 2.3     Concerning the Trustee.
In carrying out the Trustee’s responsibilities hereunder, the Trustee shall have all of the rights, protections, indemnities and immunities which it possesses under the Base Indenture. The recitals contained in this Eighth Supplemental Indenture shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee shall not be responsible for and makes no representations as to (i) the validity or sufficiency of this Eighth Supplemental Indenture, (ii) the proper authorization hereof by each Guarantor and the Company by action or otherwise, (iii) the due execution hereof by each Guarantor and the Company or (iv) the consequences of any amendment herein provided for.
Section 2.4     Governing Law.
This Eighth Supplemental Indenture shall be deemed to be a contract made under the internal laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State without regard to conflicts of law principles (except for Sections 5-1401 and 5-1402 of the New York General Obligations Law) that would require the application of any other law. This Eighth Supplemental Indenture is subject to the provisions of the Trust Indenture Act of 1939 that are required to be part of this Eighth Supplemental Indenture and shall, to the extent applicable, be governed by such provisions. The application of articles 470-3 to 470-19 of the Luxembourg law on commercial companies dated 10 August 1915, as amended, to the Base Indenture is excluded.
Section 2.5     Separability.
In case any one or more of the provisions contained in this Eighth Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Eighth Supplemental Indenture, but this Eighth Supplemental Indenture shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.
Section 2.6     Counterparts.
This Eighth Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Eighth Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Eighth Supplemental Indenture as to the parties hereto and may be used in lieu of the original Eighth Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. This Eighth Supplemental Indenture shall be valid, binding, and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of (i) an original manual signature; (ii) a faxed, scanned, or photocopied manual signature, or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including any relevant provisions of the New York Uniform Commercial Code (collectively, “Signature Law”), in each case to the extent applicable. Each faxed, scanned, or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings.
Section 2.7     No Benefit.
Nothing in this Eighth Supplemental Indenture, express or implied, shall give to any Person other than the parties hereto and their successors or assigns, and the Holders of Securities issued under the Base Indenture, any benefit or legal or equitable rights, remedy or claim under this Eighth Supplemental Indenture or the Base Indenture.
Section 2.8     Amendments and Supplemental Indentures.
This Eighth Supplemental Indenture is subject to the provisions regarding supplemental indentures and amendments set forth in Article IX of the Base Indenture, as amended by this Eighth Supplemental Indenture.
Section 2.9     Legal, Valid and Binding Obligation.
The Guarantors and the Company hereby represent and warrant that, assuming the due authorization, execution and delivery of this Eighth Supplemental Indenture by the Trustee, this Eighth Supplemental Indenture is the legal, valid and binding obligation of the Guarantors and the Company enforceable against the Guarantors and the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting the enforcement of creditors’ rights and to general equity principles.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Eighth Supplemental Indenture to be duly executed as of the day and year first above written.

PENTAIR FINANCE S.À R.L.,
as Issuer
By: /s/ James C. Lucas
Name: James C. Lucas
Title: Manager

PENTAIR PLC,
as Successor Parent Guarantor
By: /s/ Andrew G. Smyth
Name: Andrew G. Smyth
Title: Authorized Representative

PENTAIR INVESTMENTS SWITZERLAND GMBH,
as Guarantor
By: /s/ Milena Rabstein-Kratzer
Name: Milena Rabstein-Kratzer
Title: Managing Officer

S-1

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee
By: /s/ Stefan Victory
Name: Stefan Victory
Title: Vice President

S-2

EXHIBIT A

[See attached.]